Exhibit 10.2
THIRD AMENDMENT TO
NOTE PURCHASE AGREEMENT
    THIS THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Amendment”), is made and entered into as of November 21, 2022, by and among C.H. Robinson Worldwide, Inc., a Delaware corporation (the “Company”), The Prudential Insurance Company of America and the other holders of Notes (as defined in the Note Agreement defined below) that are signatories hereto (together with their successors and assigns, the “Noteholders”).
W I T N E S S E T H:
WHEREAS, the Company and the Noteholders are parties to a certain Note Purchase Agreement, dated as of August 23, 2013, as amended by the First Amendment to Note Purchase Agreement, dated as of February 15, 2015 and the Second Amendment to Note Purchase Agreement, dated as of November 19, 2021 (as further amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Agreement), pursuant to which the Noteholders have purchased Notes from the Company;
WHEREAS, the Company has requested that the Noteholders amend certain provisions of the Note Agreement and the Subsidiary Guaranty, and subject to the terms and conditions hereof, the Noteholders are willing to do so;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Company and the Noteholders agree as follows:
1.Amendments to Note Agreement.
(a)The Note Agreement, excluding all schedules and exhibits attached thereto, is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Note Agreement attached as Exhibit A hereto.
(b)The Form of Subsidiary Guaranty attached to the Note Agreement as Schedule 1(d) is amended by changing all references to “$50,000,000” in Section 1(c) thereof with “$125,000,000”.
2.Amendments to Subsidiary Guaranty. Section 1(c) of the Subsidiary Guaranty is amended by changing all references to “$50,000,000” in such Section with “$125,000,000”.
3.Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the holders of the Notes hereunder, it is understood and agreed that this Amendment shall not become effective, and the Company shall have no rights under this Amendment, until the Noteholders shall have received (i) an amendment fee equal to five (5) basis points of the aggregate principal amount of the Notes payable to the Noteholders on a ratable basis in accordance with the wire instructions set forth in Schedule B of the Note Agreement, (ii) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Note Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Noteholders), (iii) each of the following documents:

(a)     executed counterparts to this Amendment from the Company, each of the Guarantors and the Noteholders;
(b)    a duly executed copy of the amended Credit Agreement, in form and substance satisfactory to the Noteholders; and
(c)     a duly executed certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Amendment, (ii) the Company’s organizational documents as then in effect (or certifying that there have been no changes or modifications thereof to the documents delivered pursuant to Section 4.3(b) of the Note Agreement) and (iii) a good standing certificate (or analogous documentation if applicable) for the Company from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.

4.Representations and Warranties. To induce the Noteholders to enter into this Amendment, each of the Company and the Subsidiary Guarantors hereby represents and warrants to the Noteholders that:
(a)    Each of the Company and the Subsidiary Guarantors is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and the Subsidiary Guarantors has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Amendment and to perform the provisions hereof and thereof.
(b)    This Amendment has been duly authorized by all necessary corporate action on the part of the Company and the Subsidiary Guarantors, and this Amendment constitutes a legal, valid and binding obligation of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    This Amendment and the most recent consolidated financial statements delivered to the holders of the Notes pursuant to Section 7.1(a) and Section 7.1(b) of the Note Agreement (this Amendment and such financial statements delivered to the holders being referred to, collectively, as the “Amendment Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 2021, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)     All of the most recent consolidated financial statements delivered to the holders of the Notes pursuant to Section 7.1(a) and Section 7.1(b) of the Note Agreement (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates of such financial
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statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Amendment Disclosure Documents.
(e)     The execution, delivery and performance by the Company and the Subsidiary Guarantors of this Amendment will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Amendment.
(f)     The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the audited balance sheet for the fiscal year ending December 31, 2021 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by the Note Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.
(g)     Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(h)    After giving effect to this Amendment, (i) the representations and warranties contained in Section 5.8, Section 5.9, Section 5.11, Section 5.12 (but excluding Section 5.12(d)), Section 5.16 (but excluding Section 5.16(b) and Section 5.16(d)(1)(iii)) and Section 5.17 of the Note Agreement are true and correct in all material respects, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date, and (ii) no Default or Event of Default has occurred and is continuing as of the date hereof.
(i)    As of the date hereof, no Subsidiary of the Company has guaranteed or become liable, whether as a borrower, or as an additional or co-borrower or otherwise, for or in respect of any Indebtedness under the Material Credit Facility, other than the Subsidiaries of the Company that have executed this Amendment.
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(j)    The Company, its Subsidiaries and, to the knowledge of any of the Company’s officers, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions (as defined in the Credit Agreement) in all material respects. None of the Company, any Subsidiary or, to the knowledge of any of the Company’s officers, any of their respective directors, officers or employees or any Person owning, directly or indirectly, 50% or more of the Company or any Subsidiary, is a Sanctioned Person (as such term is defined in the Credit Agreement).
5.Reaffirmations of Guaranty. Each Subsidiary Guarantor consents to the execution and delivery by the Company of this Amendment and jointly and severally ratify and confirm the terms of the Subsidiary Guaranty with respect to the Indebtedness now or hereafter outstanding under the Note Agreement as amended hereby and all promissory notes issued thereunder. Each Subsidiary Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any Indebtedness of the Company to the Noteholders or any other obligation of the Company, or any actions now or hereafter taken by the Noteholders with respect to any obligation of the Company, the Subsidiary Guaranty (i) is and shall continue to be a primary obligation of the Subsidiary Guarantors, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Subsidiary Guarantors under the Subsidiary Guaranty.
6.Effect of Amendment. Except as set forth expressly herein, all terms of the Note Agreement, as amended hereby, and the other Note Documents, as amended hereby, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company to all holders of the Notes. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the holders of the Notes under the Note Agreement, nor constitute a waiver of any provision of the Note Agreement. From and after the date hereof, all references to the Note Agreement shall mean the Note Agreement as modified by this Amendment and all references to the Subsidiary Guaranty shall mean the Subsidiary Guaranty as modified by this Amendment. This Amendment shall constitute a Note Document for all purposes of the Note Agreement.
7.Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.
8.No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Agreement or an accord and satisfaction in regard thereto.
9.Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Noteholders with respect thereto.
10.Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
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11.Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, any other holders of Notes from time to time and their respective successors, successors-in-titles, and assigns.
12.Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
13.Successors; Enforceability. The terms and provisions of this Amendment shall be binding upon the Company, the Guarantors and the Noteholders and their respective successors and assigns, and shall inure to the benefit of the Company, the Guarantors and the Noteholders and the successors and assigns of the Noteholders.
14.Severability. Any provision in this Amendment that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Amendment are declared to be severable.
15.Release. In further consideration of the execution by the Noteholders of this Amendment, the Company, on behalf of itself and each of its affiliates, and all of the successors and assigns of each of the foregoing (collectively, the “Releasors”), hereby completely, voluntarily, knowingly, and unconditionally releases and forever discharges the Noteholders, each of their advisors, professionals and employees, each affiliate of the foregoing and all of their respective successors and assigns (collectively, the “Releasees”), from any and all claims, actions, suits, and other liabilities, including, without limitation, any so-called “lender liability” claims or defenses (collectively, “Claims”), whether arising in law or in equity, which any of the Releasors ever had, now has or hereinafter can, shall or may have against any of the Releasees for, upon or by reason of any matter, cause or thing whatsoever from time to time occurred on or prior to the date hereof, in any way concerning, relating to, or arising from (i) any of the Releasors in connection with the Note Agreement, the Notes, the Subsidiary Guarantors and other related documents and the transactions contemplated thereby, (ii) the obligations of the Company and the Subsidiary Guarantors under the Note Agreement, the Notes, the Subsidiary Guaranties and all other related documents, and (iii) the financial condition, business operations, business plans, prospects or creditworthiness of the Company or any affiliate thereof.  The Releasors hereby acknowledge that they have been advised by legal counsel of the meaning and consequences of this release.

[signature pages follow]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Company and the Guarantors, by their respective authorized officers as of the day and year first above written.

COMPANY:
C.H. ROBINSON WORLDWIDE, INC. By: /s/ Brent C. Schoenrock Name: Brent C. Schoenrock Title: Treasurer

GUARANTORS:
C.H. ROBINSON COMPANY, LLC, as a Guarantor By: /s/ Brent C. Schoenrock Name: Brent C. Schoenrock Title: Treasurer

C.H. ROBINSON COMPANY, INC., as a Guarantor By: /s/ Brent C. Schoenrock Name: Brent C. Schoenrock Title: Treasurer

[Signature Page to Third Amendment to Note Purchase Agreement]

NOTEHOLDERS:

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By: /s/ J. Alex Stuart
Vice President

PRUCO LIFE INSURANCE COMPANY OF
NEW JERSEY

By: /s/ J. Alex Stuart
Assistant Vice President

THE GIBRALTAR LIFE INSURANCE CO.,
LTD.

By:	Prudential Investment Management Japan
Co., Ltd., as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By: /s/ J. Alex Stuart

PRUDENTIAL RETIREMENT INSURANCE
AND ANNUITY COMPANY
PRUDENTIAL ARIZONA REINSURANCE
UNIVERSAL COMPANY

By:	Prudential Investment Management, Inc.
(as Investment Manager)

By: /s/ J. Alex Stuart
Vice President

[Signature Page to Third Amendment to Note Purchase Agreement]

FARMERS INSURANCE EXCHANGE
MID CENTURY INSURANCE COMPANY
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
COMPANION LIFE INSURANCE COMPANY
UNITED OF OMAHA LIFE INSURANCE
COMPANY
THE PENN MUTUAL LIFE INSURANCE
COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By: /s/ J. Alex Stuart
Vice President

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ Brett Reeder
Name: Brett Reeder
Title: Senior Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
By:	NYL Investors LLC, its Investment Manager

By:	/s/ Brett Reeder
Name: Brett Reeder
Title: Senior Director
[Signature Page to Third Amendment to Note Purchase Agreement]

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30C)

By: NYL Investors LLC, its Investment Manager

By: /s/ Brett Reeder
Name: Brett Reeder
Title: Senior Director

METROPOLITAN LIFE INSURANCE COMPANY

By: MetLife Investment Management LLC, Its
Investment Manager

By: /s/ Thomas Ho
Name: Thomas Ho
Title: Authorized Signatory

METLIFE REINSURANCE COMPANY OF
BERMUDA, Ltd.

By: MetLife Investment Management LLC, Its
Investment Manager

By: /s/ Thomas Ho
Name: Thomas Ho
Title: Authorized Signatory

EMPLOYERS REASSURANCE CORPORATION

By: MetLife Investment Management LLC, Its
Investment Manager

By: /s/ Thomas Ho
Name: Thomas Ho
Title: Authorized Signatory
[Signature Page to Third Amendment to Note Purchase Agreement]

Exhibit A

C. H. Robinson Worldwide, Inc.

$175,000,000 3.97% Senior Notes, Series A, due August 27, 2023
$150,000,000 4.26% Senior Notes, Series B, due August 27, 2028
and
$175,000,000 4.60% Senior Notes, Series C, due August 27, 2033

______________

Conformed ~~Second~~Third Amended
Note Purchase Agreement

______________

Dated as of August 23, 2013
First Amendment: February 15, 2015
Second Amendment: November ~~[~~19~~]~~, 2021
Third Amendment November 21, 2022

Table of Contents

SECTION		PAGE

Section 1.	Authorization of Notes	1

Section 2.	Sale and Purchase of Notes	~~1~~2

Section 3.	Closing	2

Section 4.	Conditions to Closing	2
Section 4.1.	Representations and Warranties	~~2~~3
Section 4.2	Performance; No Default	~~2~~3
Section 4.3.	Compliance Certificates	~~2~~3
Section 4.4.	Opinions of Counsel	3
Section 4.5.	Purchase Permitted By Applicable Law, Etc.	3
Section 4.6.	Sale of Other Notes	~~3~~4
Section 4.7.	Payment of Special Counsel Fees	~~3~~4
Section 4.8.	Private Placement Number	~~3~~4
Section 4.9.	Changes in Corporate Structure	4
Section 4.10.	Funding Instructions	4
Section 4.11.	Proceedings and Documents	4
Section 4.12.	Subsidiary Guaranties	4

Section 5.	Representations and Warranties of the Company	5
Section 5.1.	Organization; Power and Authority	5
Section 5.2.	Authorization, Etc.	5
Section 5.3.	Disclosure	5
Section 5.4.	Organization and Ownership of Shares of Subsidiaries	5
Section 5.5.	Financial Statements; Material Liabilities	6
Section 5.6.	Compliance with Laws, Other Instruments, Etc.	6
Section 5.7.	Governmental Authorizations, Etc.	6
Section 5.8.	Litigation; Observance of Agreements, Statutes and Orders	~~6~~7
Section 5.9.	Taxes	7
Section 5.10	Title to Property; Leases	7
Section 5.11.	Licenses, Permits, Etc.	7
Section 5.12.	Compliance with ERISA	7
Section 5.13.	Private Offering by the Company	8
Section 5.14.	Use of Proceeds; Margin Regulations	8
Section 5.15.	Existing Indebtedness	8
Section 5.16.	Foreign Assets Control Regulations, Etc.	9
Section 5.17.	Status under Certain Statutes	11

Section 6.	Representations of the Purchasers	11
Section 6.1.	Purchase for Investment	11
Section 6.2.	Source of Funds	11

Section 7.	Information as to Company	13
Section 7.1.	Financial and Business Information	13
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Section 7.2.	Officer's Certificate	15
Section 7.3.	Visitation	16
Section 7.4.	Electronic Delivery	~~16~~17

Section 8.	Payment and Prepayment of the Notes	17
Section 8.1.	Maturity	17
Section 8.2.	Optional Prepayments with Make-Whole Amount	17
Section 8.3.	Allocation of Partial Prepayments	~~1718~~
Section 8.4.	Maturity; Surrender, Etc	18
Section 8.5.	Purchase of Notes	18
Section 8.6.	Make-Whole Amounts	18
Section 8.7.	Payments Due on Non-Business Days	20
Section 8.8.	Prepayment of Notes Upon Change in Control	20
Section 8.9.	~~Prepayment in Connection with Asset Dispositions~~ [Reserved]	~~21~~22
Section 8.10.	OFAC Sanctions Prepayment	22

Section 9.	Affirmative Covenants	23
Section 9.1.	Compliance with Law	23
Section 9.2.	Insurance	23
Section 9.3.	Maintenance of Properties	24
Section 9.4.	Payment of Taxes	24
Section 9.5.	Corporate Existence, Etc.	24
Section 9.6.	Books and Records	24
Section 9.7.	Subsidiary Guarantors	25

Section 10.	Negative Covenants	26
Section 10.1.	Transactions with Affiliates	26
Section 10.2.	Merger, Consolidation, Etc.	26
Section 10.3.	Line of Business	26
Section 10.4.	Terrorism Sanctions Regulations	27
Section 10.5.	Liens	27
Section 10.6.	Financial Covenants	29
Section 10.7.	Sale of Asses	~~29~~30

Section 11.	Events of Default	~~30~~31

Section 12.	Remedies on Default, Etc.	~~32~~33
Section 12.1.	Acceleration	~~32~~34
Section 12.2.	Other Remedies	~~32~~34
Section 12.3.	Rescission	~~33~~34
Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc.	~~33~~35

Section 13.	Registration; Exchange; Substitution of Notes	~~33~~35
Section 13.1.	Registration of Notes	~~33~~35
Section 13.2.	Transfer and Exchange of Notes	~~34~~35
Section 13.3.	Replacement of Notes	~~34~~36
    -ii-

Section 14.	Payments on Notes	~~34~~36
Section 14.1.	Place of Payment	~~34~~36
Section 14.2.	Home Office Payment	~~35~~36

Section 15.	Expenses, Etc.	~~35~~37
Section 15.1.	Transaction Expenses	~~35~~37
Section 15.2.	Survival	~~36~~37

Section 16.	Survival of Representations and Warranties; Entire Agreement	~~36~~37

Section 17.	Amendment and Waiver	~~36~~38
Section 17.1.	Requirements	~~36~~38
Section 17.2.	Solicitation of Holders of Notes	~~36~~38
Section 17.3.	Binding Effect, etc	~~37~~39
Section 17.4.	Notes Held by Company, etc	~~37~~39

Section 18.	Notices	~~38~~39

Section 19.	Reproduction of Documents	~~38~~40

Section 20.	Confidential Information	~~38~~40

Section 21.	Substitution of Purchaser	~~40~~41

Section 22.	Miscellaneous	~~40~~42
Section 22.1.	Successors and Assigns	~~40~~42
Section 22.2.	Accounting Terms	~~40~~42
Section 22.3.	Severability	~~41~~42
Section 22.4.	Construction, etc	~~41~~43
Section 22.5.	Counterparts	~~41~~43
Section 22.6.	Electronic Execution	43
Section 22.7.	Governing Law	~~41~~43
Section ~~22.7~~22.8.	Jurisdiction and Process; Waiver of Jury Trial	~~41~~43

Signature		~~43~~45

    -iii-

Schedule A    —    Defined Terms

Schedule 1(a)    —    Form of 3.97% Senior Note, Series A, due August 27, 2023

Schedule 1(b)    —    Form of 4.26% Senior Note, Series B, due August 27, 2028

Schedule 1(c)    —    Form of 4.60% Senior Note, Series C, due August 27, 2033

Schedule 1(d)    —    Form of Subsidiary Guaranty

Schedule 4.4(a)(1)    —     Form of Opinion of General Counsel for the Company

Schedule 4.4(a)(2)    —    Form of Opinion of Special Counsel for the Company

Schedule 4.4(b)    —    Form of Opinion of Special Counsel for the Purchasers

Schedule 5.4    —    Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5    —    Financial Statements

Schedule 5.15    —    Existing Indebtedness

Schedule B    —    Information Relating to Purchasers

    -iv-

C. H. Robinson Worldwide, Inc.
14701 Charlson Road
Eden Prairie, MN 55347

$175,000,000 3.97% Senior Notes, Series A, due August 27, 2023
$150,000,000 4.26% Senior Notes, Series B, due August 27, 2028
and
$175,000,000 4.60% Senior Notes, Series C, due August 27, 2033

August 23, 2013
as amended, February 15, 2015
as further amended, November ~~[~~19~~]~~, 2021
as further amended, November 21, 2022

To Each of the Purchasers Listed in
    Schedule B Hereto:
Ladies and Gentlemen:
C. H. Robinson Worldwide, Inc., a Delaware corporation (together with any successor thereto that becomes a party hereto pursuant to Section 10.2, the “Company”), agrees with each of the Purchasers as follows:
Section 1.    Authorization of Notes.
The Company will authorize the issue and sale of (i) $175,000,000 aggregate principal amount of its 3.97% Senior Notes, Series A, due August 27, 2023 (the “Series A Notes”), (ii) $150,000,000 aggregate principal amount of its 4.26% Senior Notes, Series B, due August 27, 2028 (the “Series B Notes”) and (iii) $175,000,000 aggregate principal amount of its 4.60% Senior Notes, Series C, due August 27, 2033 (the “Series C Notes” and, together with the Series A Notes and the Series B Notes, the “Notes”), in each case as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13. The Series A Notes shall be substantially in the form set out in Schedule 1(a). The Series B Notes shall be substantially in the form set out in Schedule 1(b). The Series C Notes shall be substantially in the form set out in Schedule 1(c). Certain capitalized and other terms used in this Agreement are defined in Schedule A. References to a “Schedule” are references to a Schedule attached to this Agreement unless otherwise specified. References to a “Section” are references to a Section of this Agreement unless otherwise specified.
If the Leverage Holiday pursuant to Section 10.6(a)(ii) has been exercised, the interest rate payable on the Notes during the Leverage Holiday Period shall be increased by ~~0.50~~(x) 0.75% per annum to the extent the Leverage Ratio measured as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered is greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00 and (y) 1.25% per annum to the extent the Leverage Ratio measured as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered is greater than 4.00 to 1.00 (the “Incremental Interest”) ~~during the Leverage Holiday  Period~~. All Notes shall be deemed amended as of the ~~First~~Third Amendment Effective Date to reflect the inclusion of Incremental Interest on the terms set forth in the preceding sentence.
Section 2.    Sale and Purchase of Notes .
Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and in the Series specified opposite such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 3.    Closing.
The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, IL 60603, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on August 27, 2013 or on such other Business Day thereafter on or prior to August 31, 2013 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note of each Series to be purchased by such Purchaser (or such greater number of Notes in denominations of at least $1,000,000, or any integral multiple of $10,000 in excess thereof, as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number XXXXXXXXX (account name: XXXXXXX) at U.S. Bank National Association, 800 Nicollet Mall, Minneapolis, MN 55402, ABA number XXXXXXXX. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Notes.
Section 4.    Conditions to Closing.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
    Section 4.1.    Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.
    Section 4.2.    Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.
    Section 4.3.    Compliance Certificates.
    (a)    Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
    (b)    Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.
    Section 4.4.    Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Benjamin G. Campbell, General Counsel of the Company, and from Chapman and Cutler LLP, special counsel for the Company, covering the matters set forth in Schedules 4.4(a)(1) and 4.4(a)(2), respectively, and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from King & Spalding LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
    Section 4.5.    Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section

1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
    Section 4.6.    Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule B.
    Section 4.7.    Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
    Section 4.8.    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes of each Series.
    Section 4.9.    Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
    Section 4.10.    Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
    Section 4.11.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
    Section 4.12.    Subsidiary Guaranties. As to each Subsidiary which on or before the date hereof has delivered a Guaranty pursuant to or is a borrower or an additional or co-obligor under the Credit Agreement, the Company will cause each such Subsidiary to, on the date hereof, (a) enter into a Subsidiary Guaranty and (b) deliver the following to each Purchaser:
    (i)    an executed counterpart of such Subsidiary Guaranty;

    (ii)    a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect as those contained in Section 1 of the Subsidiary Guaranty attached hereto as Schedule 1(d);
    (iii)    all such documents as may be reasonably requested by the Purchasers to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder and under the Subsidiary Guaranty; and
    (iv)    an opinion of counsel reasonably satisfactory to the Purchasers covering the matters described in Schedules 4.4(a)(1) and 4.4(a)(2) and such other matters relating to such Subsidiary and such Subsidiary Guaranty as the Purchasers may reasonably request.
Section 5.    Representations and Warranties of the Company.,
The Company represents and warrants to each Purchaser that:
    Section 5.1.    Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.
    Section 5.2.    Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
    Section 5.3.    Disclosure. This Agreement and the financial statements listed in Schedule 5.5 (this Agreement and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2012, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
    Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar ~~equity interests~~Equity Interests outstanding owned by the Company and each other Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.
    (b)    All of the outstanding shares of capital stock or similar ~~equity interests~~Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.
    (c)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
    Section 5.5.    Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the consolidated financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such consolidated financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
    Section 5.6.    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
    Section 5.7.    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.
    Section 5.8.    Litigation; Observance of Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
    (b)    Neither the Company nor any Subsidiary is (i) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
    Section 5.9.    Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2008.
    Section 5.10.    Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

    Section 5.11.    Licenses, Permits, Etc. The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.
    Section 5.12.    Compliance with ERISA.
    (a)    Neither the Company nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Section 412 of the Code or Section 303 or Title IV of ERISA.
    (b)    The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate pursuant to Title I of ERISA or to any such penalty or excise tax provisions under the Code or federal law, other than such liabilities or Liens as would not be individually or in the aggregate Material.
    (c)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
    (d)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(d) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
    Section 5.13.    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
    Section 5.14.    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder for any of (i) working capital, (ii) general corporate purposes and (iii) share repurchases. Except as provided in the immediately preceding sentence, no part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
    Section 5.15.    Existing Indebtedness. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness in excess of $10,000,000 individually of the Company and its Subsidiaries as of June 30, 2013 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries other than changes in the ordinary course of business in the working capital borrowing of the Company and its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
    (b)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.
    Section 5.16.    Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified in writing that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.
    (b)    No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.
    (c)    Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in material compliance with all applicable current and future Anti-Money Laundering Laws, U.S. Economic Sanctions and Anti-Corruption Laws (as defined below).
    (d)    (1) Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

    (2)    To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and
    (3)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any illegal payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.
    Section 5.17.    Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
Section 6.    Representations of the Purchasers.
    Section 6.1.    Purchase for Investment. Each Purchaser severally represents that (a) it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control and (b) it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act). Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
    Section 6.2.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
    (a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
    (b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
    (c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
    (d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or
    (e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the

Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
    (f)    the Source is a governmental plan; or
    (g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
    (h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
Section 7.    Information as to Company,.
    Section 7.1.    Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:
    (a)    Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
    (i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
    (ii)    consolidated statements of income and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a);
    (b)    Annual Statements — within 105 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of
    (i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and
    (ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b);
    (c)    SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its public Securities holders generally or, in the event the Company is no longer subject to the reporting requirements under the Securities Exchange Act of 1934, to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability), and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such Purchaser or holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC;

    (d)    Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
    (e)    ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
    (i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
    (ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
    (iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;
    (f)    Resignation or Replacement of Auditors — within ten Business Days following the date on which the Company’s auditors resign (or, if later, the date on which the Company receives written notice thereof) or the Company elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request; and
    (g)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note.

    Section 7.2.    Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:
    (a)    Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10.6 during the quarterly or annual period covered by the statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and
    (b)    Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
    Section 7.3.    Visitation. The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:
    (a)    No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times during business hours and as often as may be reasonably requested in writing; and
    (b)    Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
    Section 7.4.    Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:
    (i)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each holder of a Note by e-mail;
    (ii)    the Company shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://chrobinson.com as of the date of this Agreement;
    (iii)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or
    (iv)    the Company shall have filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;
provided however, that in the case of clause (iii), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.
Section 8.    Payment and Prepayment of the Notes.
    Section 8.1.    Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.
    Section 8.2.    Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5.0% of the aggregate principal amount of the Notes to be prepaid then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than ten days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of each Series to be prepaid on such date, the principal amount of each Note of each Series held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due with respect to each Series of Notes to be prepaid in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
    Section 8.3.    Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2 or purchase pursuant to Section 8.5(b), the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
    Section 8.4.    Maturity; Surrender, Etc.     In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
    Section 8.5.    Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions (except to the extent necessary to reflect differences in the interest rates and maturities of the Notes of different Series). Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
    Section 8.6.    Make-Whole Amount.
“Make-Whole Amount” means, with respect to any Note of any Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note of any Series, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note of any Series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes of any Series is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note of any Series, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S.

Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note of any Series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes of such Series, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note of any Series, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
    Section 8.7.    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
    Section 8.8.    Prepayment of Notes upon Change in Control..
    (a)    Notice of Change in Control. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.8 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.8.

    (b)    Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”) which shall be a Business Day. Such date shall be not less than 30 days and not more than 120 days after the Change in Control.
    (c)    Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute a rejection of such offer by such holder.
    (d)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, but without Make-Whole Amount or other premium. The prepayment shall be made on the Proposed Prepayment Date.
    (e)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.
    (f)    Certain Definitions. “Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Company on a fully diluted basis; or (ii) if, within any twelve-month period, individuals who at the beginning of such period were directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of the majority of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to constitute at least a majority of the board of directors of the Company.
    (g)    All calculations contemplated in this Section 8.8 involving the capital stock of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock of such Person were exercised at such time.

    Section 8.9.    ~~Prepayment in Connection with Asset Dispositions.~~
~~In the event the Company elects to make a Debt Prepayment Application pursuant to Section 10.7, the Company shall offer to prepay each outstanding Note in a principal amount which equals the Ratable Portion for such Note (which offer shall be in writing and shall offer to make such prepayment on a Business Day which is not less than 30 and not more than 60 days after the date of the notice of offer (the “Disposition Prepayment Date”)), together with accrued interest thereon to the date of such prepayment (but without Make-Whole Amount or other premium). Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer within 10 Business Days of receipt thereof by giving notice of such acceptance or rejection to the Company, provided, however, that any holder of a Note who fails to so notify the Company within 10 Business Days of receipt of the notice of offer of prepayment shall be deemed to have rejected such offer. If any holder of a Note rejects or is deemed to have rejected such offer of prepayment in accordance with the preceding sentence, then, for the purposes of determining compliance with Section 10.7(f), the Company nevertheless will be deemed to have made a Debt Prepayment Application in an amount equal to the Ratable Portion for such Note. The Company shall prepay on the Disposition Prepayment Date the Ratable Portion of each Note held by the holders who have accepted such offer in accordance with this Section 8.9, together with accrued interest thereon to the date of such prepayment (but without Make-Whole Amount or other premium). No Make-Whole Amount shall be payable in connection with any Debt Prepayment Application made with respect to the Notes from the Net Proceeds Amount (or portion thereof) arising from asset dispositions.~~
~~For purposes of this Section 8.9, “Ratable Portion” for any Note means, with respect to a Debt Prepayment Application, an amount equal to the product of (x) the Net Proceeds Amount being so applied to the payment of Senior Indebtedness multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Senior Indebtedness of the Company and its Subsidiaries subject to such prepayment (or a required offer of such prepayment)~~[Reserved].
    Section 8.10.    OFAC Sanctions Prepayment .
(a)    If a Change in OFAC Sanctions should occur, and as a consequence of such Change in OFAC Sanctions, any holder of Notes who is a U.S. person or a person subject to U.S. jurisdiction (as those terms are defined under the applicable U.S. Economic Sanctions) (each, an “Affected Noteholder”) would be in violation of the U.S. Economic Sanctions as a consequence of the activities of the Company or its Subsidiaries (including, without limitation, the use of proceeds of the Notes) which were being conducted prior to the Change in OFAC Sanctions being continued after such Change in OFAC Sanctions (such event, an “OFAC Change Event”), then such Affected Noteholder may give written notice of such event to the Company, in which case the Company shall promptly, and in any event within 10 Business Days, give written notice of its receipt of such notice (and the details thereof) to all other holders of Notes), which notice (the “OFAC Change Notice”) shall describe the facts and circumstances of such Change in OFAC Sanctions and OFAC Change Event.
(b)    If an OFAC Change Event has occurred, then the Company shall within 30 days of the date of such OFAC Change Notice, make an offer (the “Company Offer”) to prepay the entire unpaid principal amount of Notes held by each Affected Noteholder (the “Affected

Notes”), together with interest thereon to the prepayment date selected by the Company with respect to each Affected Note but without payment of any Make-Whole Amount with respect thereto, which prepayment shall be on a date not more than 60 days after the date of the Company Offer. Such Company Offer shall request each Affected Noteholder to notify the Company in writing by a stated date (the “OFAC Event Response Date”), which date is not less than 30 days after such Affected Noteholder’s receipt of the Company Offer, of its acceptance or rejection of such prepayment offer. If an Affected Noteholder does not notify the Company as to whether such Affected Noteholder accepts or rejects such Company Offer on or prior to the OFAC Event Response Date as provided above, then such holder shall be deemed to have rejected such offer.
(c)    On the prepayment date specified in the Company Offer, the entire unpaid principal amount of the Affected Notes held by each Affected Noteholder who has accepted such prepayment offer (in accordance with subparagraph (b)), together with interest thereon to the prepayment date with respect to each such Affected Note but without payment of any Make-Whole Amount with respect thereto shall become due and payable by the Company.
(d)    Notwithstanding anything to the contrary contained in this Section 8.10, if any Affected Noteholder that has given written notice to the Company of its acceptance of the Company’s prepayment offer in accordance with subparagraph (b) also gives notice to the Company prior to the relevant prepayment date that it has determined (in its sole discretion) that it requires clearance from any United States Governmental Authority in order to receive a prepayment pursuant to this Section 8.10, the principal amount of the Affected Noteholder’s Notes, together with interest accrued thereon to the date of prepayment, shall become due and payable on the later of (i) such prepayment date and (ii) the date that is 10 Business Days after such Affected Noteholder gives written notice to the Company that it is entitled to receive a prepayment pursuant to this Section 8.10, and in any event, any such delay in accordance with the foregoing clause (ii) shall not be deemed to give rise to any Default or Event of Default.
(e)    For purposes of this Agreement, a “Change in OFAC Sanctions” means (individually or collectively with one or more prior changes) an amendment to, or change in, any U.S. Economic Sanctions after the date of the Closing, or an amendment to, or change in, an official interpretation or application of such U.S. Economic Sanctions after the date of the Closing, which amendment or change is in force and continuing.
(f)    Notwithstanding anything to the contrary contained in this Section 8.10, if an OFAC Change Event has occurred but the Company has taken such action(s) in relation to its activities so as to remedy any violation of U.S. Economic Sanctions by the Affected Noteholders (such that the Affected Noteholders shall no longer be in violation of U.S. Economic Sanctions and shall have incurred no material liability, penalties or expense as a result of such violation) and the Company has so notified all holders of the Notes in writing either prior to the date the Company makes the Company Offer or the date an Affected Noteholder notifies the Company of its acceptance of the Company Offer, then the Company shall not be obliged to prepay the Affected Notes in relation to such OFAC Change Event which is no longer continuing.
Section 9.    Affirmative Covenants.
The Company covenants that so long as any of the Notes are outstanding:
    Section 9.1.    Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act, Sanctions (as such term is defined in the Credit Agreement) and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company will maintain in effect and use commercially reasonable efforts to enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions (as such term is defined in the Credit Agreement).
    Section 9.2.    Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
    Section 9.3.    Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
    Section 9.4.    Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
    Section 9.5.    Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 10.2 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.
        Section 9.6.    Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.
    Section 9.7    Subsidiary Guarantors. The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under the Material Credit Facility to concurrently therewith:
    (a)    enter into an agreement (substantially in the form of Schedule 1(d) attached hereto) providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (i) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including, without limitation, all indemnities, fees and expenses payable by the Company thereunder and (ii) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and
    (b)    deliver the following to each of holder of a Note:
    (i)    an executed counterpart of such Subsidiary Guaranty;
    (ii)    a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect as those contained in Section 1 of the Subsidiary Guaranty attached hereto as Schedule 1(d);
    (iii)    all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and
    (iv)    an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.
    (c)    Subject to the requirements of Section 9.7(a), in the event that a Subsidiary Guarantor is no longer a borrower, co-obligor or guarantor or jointly liable under the Material Credit Facility, at the election of the Company and by written notice to each holder of Notes, any such Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders or any other Person, provided, in each case, that (i) after giving effect to such release no Default or Event of Default shall have occurred and be continuing, (ii) no amount is then due and payable under such Subsidiary Guaranty, (iii) each holder of Notes shall have received a certificate of a Responsible Officer to the foregoing effect and setting forth the information (including reasonably detailed computations) reasonably required to establish compliance with the foregoing requirements and (iv) to the extent that any fee is paid to lenders under the Material Credit Facility in connection with such Subsidiary Guarantor no longer being a borrower, co-obligor or guarantor, an equivalent fee (based upon the magnitude of the outstanding Notes compared to the magnitude of such Material Credit Facility) is paid ratably to the holders of the Notes based on the outstanding principal amount thereof.
Section 10.    Negative Covenants.
The Company covenants that so long as any of the Notes are outstanding:
    Section 10.1.    Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
    Section 10.2.    Merger, Consolidation, Etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
    (a)    the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes;
    (b)    each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and
    (c)    immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.
    Section 10.3.    Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.
    Section 10.4.    Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any applicable Anti-Money Laundering Laws, U.S. Economic Sanctions and Anti-Corruption Laws, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.
In the event of any breach of this Section 10.4 that results solely from a Change in OFAC Sanctions and such Change in OFAC Sanctions causes the occurrence of an OFAC Change Event, the relevant holders of Notes shall have only those rights and remedies set forth in Section 8.10. In the event of any other breach of this Section 10.4, the holders of Notes shall have all rights and remedies that may be available to such holders under this Agreement as a result of such breach, including under Section 12.
    Section 10.5.    Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

    (a)    Liens for Taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
    (b)    Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
    (c)    Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
    (d)    utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries;
    (e)    Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by the Company or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;
    (f)    ~~Liens existing on the date hereof and described in Schedule 5.15~~[reserved];
    (g)    Liens on Property acquired after the Closing, provided that such Liens extend only to the Property so acquired and were not created in contemplation of such acquisition;
    (h)    Liens to secure the performance of bids, tenders, contracts (other than for the payment of Indebtedness), leases, statutory obligations, liability to insurance carriers, surety or appeal bonds, performance bonds or other obligations of a like nature (including Liens to secure letters of credit issued to assure payment of such obligations);
    (i)    Liens consisting of licenses or leases permitted by Section 10.7(d);
    (j)    any Lien renewing, extending or refunding any Lien permitted by Section 10.5(g), provided that (x) the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (y) such Lien is not extended to any other property, and (z) immediately after such extension, renewal or refunding no Default or Event of Default would exist;
    (k)    Liens incurred in connection with any transfer of an interest (whether characterized as the grant of a security interest or the transfer of ownership) in Receivables or related assets as part of a Qualified Receivables Transaction; provided that ~~the sum of~~ the aggregate amount of Receivables Transaction Attributed Indebtedness ~~plus Consolidated Priority Debt~~ does not exceed ~~20% of Consolidated Total Assets~~$750,000,000 immediately after giving effect to any such transfer or Qualified Receivables Transaction;
        (l)     judgment Liens that would not constitute an Event of Default; and
    (~~l~~m)    other Liens securing Indebtedness or other liabilities or obligations of the Company or any Subsidiary; provided that the aggregate principal amount of Indebtedness or other liabilities or obligations at any time outstanding secured by Liens described in this Section 10.5(~~l~~m) at any time does not exceed 10% of Consolidated Total Assets; and provided further that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this Section 10.5(~~l~~m) any Indebtedness outstanding under or pursuant to the Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.
    Section 10.6.    Financial Covenants.

(a)    Leverage Ratio.
(i)    ~~Prior to the Credit Agreement Covenant Release Date, the Company will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Funded Indebtedness to (ii) Consolidated Total Capitalization to be greater than 0.65 to 1.00~~[Reserved].
(ii)    ~~On and after the Credit Agreement Covenant Release Date, the~~The Company will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters, to be greater than ~~3.00~~3.50 to 1.00; provided that, if the Leverage Holiday has been exercised and the request therefor has been given effect, the Company will not permit the Leverage Ratio, determined as of the end of each of four consecutive fiscal quarters beginning with the fiscal quarter in which the Leverage Holiday is exercised, to be greater than ~~3.50~~4.25 to 1.00. For the avoidance of doubt, after the Leverage Holiday Period ends, the Leverage Ratio required under this Section 10.6(a)(ii) will revert to ~~3.00~~3.50 to 1.00.
(b)    Interest Coverage Ratio. The Company will not permit the ratio, determined as of the end of each of its fiscal quarters for the twelve-month period then ending, of (i) Consolidated EBIT to (ii) Consolidated Interest Expense to be less than 2.00 to 1.00.
(c)    Priority Debt Ratio. The Company will not permit, as of the end of each of its fiscal quarters, Consolidated Priority Debt to exceed ~~15~~10% of Consolidated Total Assets. ~~The Company will not permit the sum of the aggregate amount of Receivables Transaction Attributed Indebtedness plus Consolidated Priority Debt to exceed 20% of Consolidated Total Assets immediately after giving effect to the incurrence of any Consolidated Priority Debt.~~
(d)    Most Favored Lender Status. (i) Notwithstanding the foregoing or anything to the contrary set forth herein, if, after the ~~First~~Third Amendment Effective Date (i) any financial covenant set forth in the Material Credit Facility or any other agreements, documents and instruments delivered in connection therewith (together with all definitions and relative components used therein) becomes more restrictive than any corresponding financial covenant set forth in this Section 10.6 (including any financial covenants added hereto after the ~~First~~Third Amendment Effective Date) or (ii) any additional financial covenant is added to the Material Credit Facility (each additional, or amended and more restrictive, financial covenant, being an “Additional Financial Covenant”), then this Agreement automatically, and without any further action by the Company or any other party hereto, shall be amended to apply such more restrictive financial covenant (or such additional financial covenant, as applicable) set forth in the Material Credit Facility in lieu of (or in addition to, as the case may be) such financial covenant set forth in this Section 10.6. The Company shall promptly (and in any event within three (3) Business Days) notify the holders of the Notes of any such modification and shall promptly deliver all amendment documentation reasonably requested by the holders of the Notes to give further effect to such modifications hereunder.
(ii)     If after the date of execution of any amendment or other agreement implementing an Additional Financial Covenant, such Additional Financial Covenant is excluded, terminated, loosened, relaxed, amended or otherwise modified under the Material Credit Facility, then and in such event any such Additional Financial Covenant theretofore included in this Agreement pursuant to the requirements of this Section 10.6(d) shall then and thereupon, without any further action on the part of the Company or any of the holders of the Notes, be so excluded, terminated, loosened, relaxed, amended or otherwise modified; provided that (1) if a Default or Event of Default shall have occurred and be continuing at the time any such Additional Financial Covenant is to be so excluded, terminated, loosened, relaxed, amended or otherwise modified under this Section 10.6(d), the prior written consent of the Required Holders shall be required as a condition to the exclusion, termination, loosening, relaxation, tightening, amendment or other modification of any such Additional Financial Covenant and (2) in no event shall the financial covenants contained in this Agreement as in effect on the First Amendment Date be deemed or construed to be excluded, terminated, loosened, relaxed or otherwise made less restrictive by operation of the terms of this Section 10.6(d)(ii), and only any such Additional Financial Covenant shall be so excluded, terminated, loosened, relaxed, amended or otherwise modified pursuant to the terms hereof. The Company shall promptly (and in any event within three (3) Business Days) notify the holders of the Notes of any such modification and shall promptly deliver all amendment documentation reasonably requested by the holders of the Notes to give further effect to such modifications hereunder.
(iii) To the extent that (1) lenders under the Material Credit Facility receive any fee or other compensation for agreeing or consenting to any action described in clause (ii) above in respect of any Additional Financial Covenant, (2) as a result, pursuant to clause (ii) above, the corresponding Additional Financial Covenant, as incorporated into this Agreement, is similarly excluded, terminated, loosened, relaxed, amended, or otherwise modified, and (3) the Company has not otherwise paid the holders of the Notes fees in connection with such action, then the Company shall pay the holders of the Notes equivalent fees and compensation based upon their pro rata holdings of Notes.
    Section 10.7.    Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Assets to any other Person, except:
    (a)    sales of inventory, or used, obsolete, idle, worn-out or surplus equipment, all in the ordinary course of business;
    (b)    the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;
    (c)    Sales of property (i) between Credit Parties, (ii) between Subsidiaries that are not Credit Parties, and (iii) by a Subsidiary that is not a Credit Party to a Credit Party;
    (d)    the licensing of rights to use intellectual property in the ordinary course of business or in settlement of any litigation or claims in respect of intellectual property and the leasing of real property or equipment in the ordinary course of business or as part of or incidental to the provision of transitional services to a purchaser of Assets in connection with a disposition of such Assets permitted by this Agreement;
    (e)    Any transfer of an interest (whether characterized as the grant of a security interest or the transfer of ownership) in Receivables and related assets as part of a Qualified Receivables Transaction; and
    (f)    any lease, sale or other disposition of its Assets that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of pursuant to this clause (~~e~~f) during the four quarter period ending with the quarter in which such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Company and its Subsidiaries.
~~To~~
Notwithstanding the ~~extent that the Net Proceeds Amount for any asset disposition to a Person (other than an Affiliate of~~foregoing provisions of this Section 10.7, the Company may, or may permit any Subsidiary ~~thereof) is applied~~ to, make a ~~Debt Prepayment Application or a Property~~

~~Reinvestment Application within one year after such asset~~ disposition of Property, ~~then~~and such ~~asset~~ disposition ~~(or, if less than all such Net Proceeds Amount is applied as contemplated hereinabove, the pro rata percentage thereof which corresponds to~~shall not be subject to or included in any of the foregoing limitations (including the basket set forth in Section 10.7(f)) if the Net Proceeds Amount ~~so applied), only for~~resulting from such disposition are, within 90 days after the ~~purpose~~consummation of ~~determining compliance with subsection (e) of this Section 10.7 as of any date, shall be deemed not to be an asset disposition~~such disposition, reinvested in productive Property used in carrying on the business of the Company and its Subsidiaries.
Section 11.    Events of Default.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
    (a)    the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
    (b)    the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
    (c)    the Company defaults in the performance of or compliance with any term contained in Sections 7.1(d), 10.1, 10.2, 10.3, 10.5, 10.6 or 10.7; or
    (d)    the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
    (e)    (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or
    (f)    (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $~~50,000,000~~125,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in

default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $~~50,000,000~~125,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition, such Indebtedness has become or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or
    (g)    the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
    (h)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or
    (i)    one or more final judgments or orders for the payment of money aggregating in excess of $~~50,000,000~~125,000,000, including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
    (j)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount that could reasonably be expected to have a Material Adverse Effect, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or
    (k)    any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.
Section 12.    Remedies on Default, Etc.
    Section 12.1.    Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
    (b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
    (c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
    Section 12.2.    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
    Section 12.3.    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
    Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
Section 13.    Registration; Exchange; Substitution of Notes.
    Section 13.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
    Section 13.2.    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1(a) or 1(b), as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
    Section 13.3.    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
    (a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
    (b)    in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14.    Payments on Notes.
    Section 14.1.    Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
    Section 14.2.    Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same Series pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 15.    Expenses, Etc.
    Section 15.1.    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any

Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,500. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.
    Section 15.2.    Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.
Section 16.    Survival of Representations and Warranties; Entire Agreement.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17.    Amendment and Waiver.
    Section 17.1.    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
    (a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and
    (b)     no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20.
    Section 17.2.    Solicitation of Holders of Notes.
    (a)    Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
    (b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.
    (c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate of the Company in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
    Section 17.3.    Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any holder of such Note.
    Section 17.4.    Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
Section 18.    Notices.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
    (i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
    (ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
    (iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of ~~Troy A. Renner,~~ “Treasurer ~~and Assistant Secretary~~”, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
Section 19.    Reproduction of Documents.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.    Confidential Information.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.
Section 21.    Substitution of Purchaser.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 22.    Miscellaneous.
    Section 22.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
    Section 22.2.    Accounting Terms.
    (a)    All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
    (b)    If the Company notifies the holders of Notes that, in the Company’s reasonable opinion, or if the Required Holders notify the Company that, in the Required Holders’ reasonable opinion, as a result of changes in GAAP after the date of this Agreement (“Subsequent Changes”), any of the covenants contained in Sections 10.5 through 10.7, inclusive, or any of the defined terms used therein no longer apply as intended such that such covenants are materially more or less restrictive to the Company than as at the date of this Agreement, the Company and the holders of Notes shall negotiate in good faith to reset or amend such covenants or defined terms so as to negate such Subsequent Changes, or to establish alternative covenants or defined terms. Until the Company and the Required Holders so agree to reset, amend or establish alternative covenants or defined terms, the covenants contained in Sections 10.5 through 10.7, inclusive, together with the relevant defined terms, shall continue to apply and compliance therewith shall be determined assuming that the Subsequent Changes shall not have occurred (“Static GAAP”). During any period that compliance with any covenants shall be determined pursuant to Static GAAP, the Obligors shall include relevant reconciliations in reasonable detail between GAAP and Static GAAP with respect to the applicable covenant compliance calculations contained in each certificate of a Senior Financial Officer delivered pursuant to Section 7.2(a) during such period.
    Section 22.3.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
    Section 22.4.    Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
    Section 22.5.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

    Section 22.6.    Electronic Execution . The words “execution,” “signed,” “signature,” and words of like import in this Agreement, the Notes and the Subsidiary Guaranty, shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including E-SIGN, the Federal Electronic Signatures in Global and National Commerce Act, the New York Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act.

    Section 22.7.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
    Section ~~22.7~~22.8.    Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
    (b)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
    (c)    Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
    (d)    The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

C. H. Robinson Worldwide, Inc.

By
    Troy A. Renner
    Treasurer and Assistant Secretary

This Agreement is hereby
accepted and agreed to as
of the date hereof.

[Add Purchaser Signature Blocks]

Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acquired Subsidiary Indebtedness” means all Indebtedness of any Person which becomes a Subsidiary after the date of Closing or is consolidated with or merged into a Subsidiary after the date of Closing and which (i) is outstanding on the date such Person becomes a Subsidiary (or such Person is at such time contractually bound, in writing, to incur such Indebtedness), and (ii) has not been (or is not being) incurred in contemplation of such Person becoming a Subsidiary.
“Additional Financial Covenant” is defined in Section 10.6(d)(i).
“Affiliate” ~~means, at any time, and with respect to~~of any Person~~,~~ means any other Person ~~that at such time~~ directly or indirectly ~~through one or more intermediaries Controls, or is Controlled~~controlling, controlled by~~,~~ or ~~is~~ under common ~~Control~~control with~~,~~ such ~~first~~ Person~~. As used in this definition, “Control” means the possession~~, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of Equity Interests of the controlled Person or possesses, directly or indirectly, ~~of~~ the power to direct or cause the direction of the management ~~and~~or policies of ~~a~~the controlled Person, whether through ~~the~~ ownership of ~~voting securities~~Equity Interests, by contract or otherwise. ~~Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.~~
“Agreement” means this Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” is defined in Section 5.16(d)(1).
“Anti-Money Laundering Laws” is defined in Section 5.16(c).
“Assets” shall mean Property excluding cash, cash equivalents and investment securities.
“Blocked Person” is defined in Section 5.16(a).
“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Minneapolis, Minnesota are required or authorized to be closed.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Company” means C. H. Robinson Worldwide, Inc., a Delaware corporation or any successor that becomes such in the manner prescribed in Section 10.2.
“Confidential Information” is defined in Section 20.
“Consolidated EBIT” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid in cash or accrued, (iii) extraordinary non-cash expenses, charges or losses incurred other than in the ordinary course of business and (iv) non-cash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, (1) extraordinary income or gains realized other than in the ordinary course of business, (2) interest income, (3) income tax credits and refunds (to the extent not netted from tax expense), (4) any cash payments made during such period in respect of items described in clauses (iii) or (iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Company and its Subsidiaries on a consolidated basis. For the purposes of calculating Consolidated EBIT for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBIT for such Reference Period shall be reduced by an amount equal to the Consolidated EBIT (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBIT (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBIT for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Required Holders in their reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.
“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid in cash or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary non-cash expenses, charges or losses incurred other than in the ordinary course of business and (vi) non-cash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, (1) extraordinary income or gains realized other than in the ordinary course of business, (2) interest income, (3) income tax credits and refunds (to the extent not netted from tax expense), (4) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Company and its Subsidiaries on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Required Holders in their reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.
“Consolidated Funded Indebtedness” means at any time the aggregate Dollar amount of Consolidated Indebtedness minus Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts and the undrawn face amount of commercial Letters of Credit.
“Consolidated Indebtedness” means at any time the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time.
“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period. For the purposes of calculating Consolidated Interest Expense for any Reference Period, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated Interest Expense for such Reference Period shall be reduced by an amount equal to the Consolidated Interest Expense (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Interest Expense (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated Interest Expense for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Required Holders in their reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period.
“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Company and its Subsidiaries calculated on a consolidated basis as of such time, all as defined according to GAAP.

“Consolidated Priority Debt” means at any time the sum of:
    (a)    Indebtedness of the Company or any Subsidiaries secured by Liens permitted by Section 10.5(~~l~~m), plus (but without duplication):
    (b)    Indebtedness of Subsidiaries other than:
    (i)    Indebtedness of Subsidiaries owing to the Company or any Subsidiary;
    (ii)    Acquired Subsidiary Indebtedness (and any renewal, extension or replacement thereof without increase in the principal amount thereof), provided that immediately after such acquired Subsidiary becomes a Subsidiary, no Default or Event of Default shall exist;
    (iii)    Indebtedness arising under any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business and not for investment or speculative purposes;
    (iv)    Indebtedness comprising a netting or set-off arrangement entered into by the Company or a Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
    (v)    Indebtedness of Subsidiary Guarantors; and
    (vi)    Indebtedness of Subsidiaries secured by Liens permitted by Section 10.5(a) through (k), inclusive.
“Consolidated Total Capitalization” means at any time the sum of Consolidated Indebtedness and Consolidated Net Worth, each calculated at such time.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Agreement” means that certain Credit Agreement dated as of October 29, 2012, among the Company, the lending institutions listed on the signature pages thereof, and their respective successors and assigns, and U.S. Bank National Association, a national banking association, as LC Issuer, Swing Line Lender and Administrative Agent, including any renewals, extensions, amendments, replacements or refinancing thereof.
“Credit Agreement Covenant Release Date” means the date on which (x) the financial covenant contained in the Credit Agreement testing the Consolidated Funded Indebtedness to Consolidated Total Capitalization shall have been removed and replaced with a financial covenant testing the Leverage Ratio and (y) the Leverage Ratio test contained in the Credit Agreement shall be no more restrictive than the financial covenant set forth in Section 10.6(a)(ii).
“Credit Party” means, individually or collectively, the Company and the Subsidiary Guarantors.
~~“Debt Prepayment Application” means, with respect to any asset disposition, the application by the Company or any Subsidiary thereof of cash in an amount equal to the Net Proceeds Amount (or portion thereof) with respect to such asset disposition to pay Senior Indebtedness of the Company or such Subsidiary.~~
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes (such effective rate of interest to include any Incremental Interest pursuant to Section 1) or (ii) 2% over the rate of interest publicly announced by JPMorganChase Bank, N.A. in New York, New York as its “base” or “prime” rate.
“Disclosure Documents” is defined in Section 5.3.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“Event of Default” is defined in Section 11.
“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.
“First Amendment Effective Date” means February 20, 2015.
“Form 10-K” is defined in Section 7.1(b).
“Form 10-Q” is defined in Section 7.1(a).
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” means
    (a)    the government of
    (i)    the United States of America or any state or other political subdivision thereof, or
    (ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
    (b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
    (a)    to purchase such indebtedness or obligation or any property constituting security therefor;
    (b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
    (c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
    (d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“INHAM Exemption” is defined in Section 6.2(e).
“Incremental Interest” is defined in Section 1.
“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money (including the Obligations hereunder), (ii) obligations representing the deferred purchase price of

Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and contingent earn-out obligations), (iii) Indebtedness, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other similar instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property (other than the withholding of securities under employee incentive plans), (vi) Capitalized Lease Obligations, (vii) obligations of such Person as an account party with respect to standby and commercial Letters of Credit, (viii) Contingent Obligations of such Person in respect of Indebtedness, (ix) Receivables Transaction Attributed Indebtedness and (x) Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts.
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“Leverage Holiday” means, in connection with a Leveraged Acquisition, the Company’s request (sent by the Company at least 10 days prior to consummating such Leveraged Acquisition) to increase the Leverage Ratio above ~~3.00~~3.50 to 1.00 to the level set forth in the proviso in Section 10.6(a)(ii); provided, that (x) only one Leverage Holiday shall be given effect during any five-year period, (y) no Default or Event of Default shall be in existence immediately before or after the consummation of such acquisition and (z) such request shall be given effect concurrently with the consummation of such acquisition.
“Leverage Holiday Period” means the period commencing on the date that the Leveraged Acquisition is consummated and continuing through and including the last day of the fourth consecutive fiscal quarter ending thereafter, inclusive of the fiscal quarter in which the Company requests such Leverage Holiday; provided, however, that notwithstanding the foregoing, in the event the Company gives written notice to the holders of the Notes not less than 10 days prior to the end of the second or third fiscal quarter ending date subsequent to the consummation of the Leveraged Acquisition requesting the termination of the Leverage Holiday Period, the Leverage Holiday Period shall terminate (and, accordingly, the Incremental Interest shall cease to accrue) as of the last day of the such second or third fiscal quarter ending date, as the case may be.
“Leverage Ratio” means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on such date minus that portion of the Company’s and its Subsidiaries’ unrestricted and unencumbered cash on such date (as such amount appears on the

Company’s balance sheet) in an aggregate amount not to exceed $100,000,000; provided that this clause (i) shall at no time be less than $0, to (ii) Consolidated EBITDA for the four fiscal quarters ended on such date.
“Leveraged Acquisition” means an acquisition by the Company or any Subsidiary which is not prohibited by this Agreement.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, but excluding the issuance of performance bonds on behalf of the Company or any Subsidiary in the ordinary course of business).
“Make-Whole Amount” is defined in Section 8.6.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
“Material Acquisition” means any acquisition that involves the payment of cash consideration by the Company and its Subsidiaries in excess of $250,000,000.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to perform in any material respect its obligations under this Agreement and the Notes or the ability of any Subsidiary Guarantor to perform in any material respect its obligations under its Subsidiary Guaranty, or (iii) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty or the rights or remedies of the holders of the Notes thereunder.
“Material Credit Facility” means, as to the Company and its Subsidiaries,
    (a)    the Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and
    (b)    if at any time the credit facility described in clause (a) above no longer exists, the largest credit facility of the Company creating or evidencing indebtedness for borrowed money (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $~~75,000,000~~200,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).
“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property (other than as permitted by clauses (a) through (d) of Section 10.7) that yields gross proceeds to the Company or any of its Subsidiaries in excess of $250,000,000.

“Maturity Date” is defined in the first paragraph of each Note.
“Moody's” means Moody's Investors Service, Inc.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).
“Net Proceeds Amount” means, with respect to any Transfer of any asset by the Company or any Subsidiary thereof, an amount equal to the difference of:
    (a)    the aggregate amount of consideration (valued at the fair market value thereof by the Company or such Subsidiary in good faith) received by the Company or Subsidiary in respect of such Transfer, minus
    (b)    all applicable taxes and all ordinary and reasonable out-of-pocket costs and expenses actually incurred by the Company or Subsidiary in connection with such Transfer.
“Notes” is defined in Section 1.
“OFAC” is defined in Section 5.16(a).
“OFAC Change Event” is defined in Section 8.10.
“OFAC Change Notice” is defined in Section 8.10.
“OFAC Event Response Date” is defined in Section 8.10.
“OFAC Listed Person” is defined in Section 5.16(a).
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Property Reinvestment Application” means, with respect to any asset disposition, the application of the Net Proceeds Amount (or a portion thereof) with respect to such asset disposition to the acquisition by the Company or any Subsidiary of fixed or capital assets of the Company or any Subsidiary to be used in the business of such Person.
“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Qualified Receivables Entity” means a newly-formed Subsidiary or other special-purpose entity which engages solely in activities in connection with Qualified Receivables Transactions.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a Qualified Receivables Entity, or any other Person, any interest (whether characterized as the grant of a security interest or the transfer of ownership) in any Receivables and rights related thereto, whether such transaction or series of transactions constitutes a secured loan or credit facility, a true sale of assets to a Qualified Receivables Entity or other Person, or otherwise, provided that (i) the documents evidencing such transaction or series of transactions are acceptable to the Required Holders in their reasonable discretion, and (ii) the Receivables Transaction Attributed Indebtedness outstanding at any one time does not exceed $~~500,000,000~~750,000,000.
“QPAM Exemption” is defined in Section 6.2(d).
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Company or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Receivable” means any right to the payment of a monetary obligation now or hereafter owing to the Company or any Subsidiary, whether evidenced by or constituting an account, instrument, chattel paper or general intangible.
“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.
“Reference Period” is defined in the definition of “Consolidated EBIT”.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Required Holders” means at any time on or after the Closing, the holders of at least 51% in principal amount of the Notes (without regard to Series) at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“S&P” means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business.
“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Senior Indebtedness” means and includes any Consolidated Indebtedness of the Company or any Subsidiary thereof owing to any Person other than the Company, a Subsidiary thereof or an Affiliate and which is not expressed to be junior or subordinate to any other Consolidated Indebtedness of the Company or any Subsidiary.
“Series” means any one of the Series of Notes issued hereunder.
“Series A Notes” is defined in Section 1.
“Series B Notes” is defined in Section 1.
“Series C Notes” is defined in Section 1.
“Significant Subsidiary” means at any time any Subsidiary which, as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 7.1, contributed greater than 5% of (i) the sum of (x) the Company’s Consolidated EBIT plus (y) depreciation and amortization of the Company and its Subsidiaries, in each case for the period of four (4) consecutive fiscal quarters ended on such date or (ii) Consolidated Total Assets as of such date.
“Source” is defined in Section 6.2.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.
“Subsidiary Guaranty” is defined in Section 9.7(a).

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which represents more than 10% of the Consolidated Total Assets of the Company and its Subsidiaries taken as a whole as of the last day of the four-quarter period ending immediately prior to the quarter in which such determination is made.
“Substitute Purchaser” is defined in Section 21.
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“Transfer” means, with respect to any Person, any transaction (including by merger, consolidation or disposition of all or substantially all the assets of such) in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary stock. “Transfer” shall also include the creation of minority interests in connection with any merger or consolidation involving a Subsidiary if the resulting entity is owned, directly or indirectly, by the Company in the proportion less than the proportion of ownership of such Subsidiary by the Company immediately preceding such merger or consolidation.
“Third Amendment Effective Date” means November 21, 2022.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions” is defined in Section 5.16(a).
“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the ~~equity interests~~Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.